UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2013

GLOBE SPECIALTY METALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July12, 2013, Globe Specialty Metals, Inc. (the “Company”) and Mr. Stephen Lebowitz entered into an employment agreement pursuant to which Mr. Lebowitz will continue to serve as the Company’s Chief Legal Officer.

Mr. Lebowitz’s employment agreement provides for a three and one-half year term, effective as of June 20, 2013.  At the end of the term, it will automatically be extended for successive one year periods, unless either the Company or Mr. Lebowitz has provided the other with at least 90 days prior written notice of its or his intention to allow the agreement to expire.

Mr. Lebowitz’s annual base salary will be $375,000, subject to any increase as determined by the Compensation Committee. In connection with entering into the agreement, Mr. Lebowitz was awarded a stock appreciation right (“SAR”) for the equivalent of 23,585 shares of Company common stock at an exercise price of $11.28 per share. The SAR has a term of five years, vests in thirds over three years, is first exercisable in three and one-half years, subject to acceleration in certain circumstances, and settles exclusively in cash. Mr. Lebowitz is also entitled to an annual bonus of up to $180,000 with respect to each of calendar years 2013, 2014 and 2015, based on achieving certain individual performance goals to be adopted by the executive chairman, the chief executive officer and the Compensation Committee with respect to such years. The agreement also provides for the payment of a performance bonus with respect to each of calendar years 2013, 2014 and 2015 calculated as a percentage of modified EBITDA and modified free cash flows, capped (including the individual bonus) at $900,000 if the results for the calendar year is equal to or less than $160,000,000 and capped at $1,100,000 if the results for the calendar year exceed $160,000,000. The performance bonus for 2013 will be pro-rated for the part year. The payment of each performance bonus is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA for the calendar year by the average committed capital for that year exceed 0.2. The terms “modified EBITDA,” “modified free cash flow” and “average committed capital” have the same definitions as previously disclosed in the Company’s proxy statement. Mr. Lebowitz is also eligible for other incentive awards.

Mr. Lebowitz is entitled to certain insurance and leave benefits. The agreement requires Mr. Lebowitz to protect the confidentiality of the Company’s confidential information, and it further provides, if he is terminated for cause or resigns without good reason, that for two years after termination he will not directly compete with the Company, seek to solicit the customers or hire the Company’s employees.

If Mr. Lebowitz’s employment terminates by reason of his death or disability, he would be entitled to payment of all vested and unvested individual bonus, performance bonus and incentive awards (“Awards”) and pro rata payment of the Awards for the then current plan year. If Mr. Lebowitz’s employment is terminated without cause or if he resigns for good reason, he would be entitled to receive the foregoing items plus a lump sum severance payment comprised of his annual base pay, the value of any Awards granted or vested during the last calendar year and the pre-tax cost of 12 months’ COBRA coverage for himself and his family under the Company’s health plans. Nonrenewal of the term by the Company (other than for cause) would entitle Mr. Lebowitz to payment of all vested and unvested Awards and pro rata payment of the Awards that would have been awarded had the employment termination not occurred in the then current plan year through the date of employment termination.  In addition, if Mr. Lebowitz’s employment is terminated by the Company (other than for cause, disability or as a result of his death), or if he terminates his employment for good reason, in connection with a change of control of the Company, Mr. Lebowitz would be entitled to the same payments as upon termination without cause or for good reason, except that the lump sum severance payment would be an amount equal to one and one-half times the sum of his average base pay and his average Awards for the past five years. If Mr. Lebowitz’s employment is terminated by the Company for cause as defined in clause (c) of the definition of “cause,” he would be entitled to the payment of six months of base pay.

Under the agreement, “good reason” means a material reduction of compensation, a material reduction of responsibilities, a requirement to report to anyone other than the Chairman, Chief Executive Officer or the Board or a material breach of the agreement, and “cause” means (a) conviction of or entry of nolo contendere plea to a felony or any crime involving fraud or embezzlement, (b) indictment for a felony or any crime involving moral turpitude, fraud or embezzlement or (c) failure to perform his duties as reasonably directed or a material breach of the agreement that has a negative impact on the Company, after written notice and thirty days opportunity to cure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

Dated: July 12, 2013	By:	/s/ Jeff Bradley
		Name:	Jeff Bradley
		Title:	Chief Executive Officer